Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Fourth Quarter and Full Year 2019 Financial Results

Full Year 2019 Revenues of $717.5 Million Increase 16.1% over Full Year 2018 Revenues

Fourth Quarter 2019 Revenues of $185.1 Million
Increase 12.6% over Fourth Quarter 2018 Revenues

Full Year 2019 Unmanned Systems Revenues of $161.4 Million
Increase 21.4% over Full Year 2018 Revenues

Full Year 2019 Operating Income of $38.0 Million
Increase 24.6% over Full Year 2018 Operating Income

Provides Initial Full Year 2020 Financial Guidance

SAN DIEGO, CA, February 24, 2020 - Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its fourth quarter 2019 and full year 2019 financial results. For the fourth quarter 2019, Kratos reported Revenues of $185.1 million, a 12.6% increase over the fourth quarter of 2018, and fourth quarter 2019 Adjusted EBITDA of $20.2 million, a 12.2% increase over the fourth quarter of 2018. Revenues grew organically 3.6% from the fourth quarter of 2018 to the fourth quarter of 2019 excluding the impact of the 2019 FTT acquisition. Operating Income was $9.3 million for the fourth quarter of 2019. Fourth quarter 2019 Cash Flow from Operations was a use of $1.3 million, which primarily reflects the delay of certain expected contract milestone receipts. Adjusted EPS* was $0.09 for the fourth quarter of 2019. Kratos reported fourth quarter 2019 Net Income of $3.0 million, which includes legal costs of $0.6 million related to an ongoing dispute with an international customer. GAAP EPS was $0.03 for the fourth quarter of 2019.

Full year 2019 revenues of $717.5 million increased $99.5 million or 16.1% over full year 2018 revenues. Full year 2019 revenues increased organically 7.6% excluding the impact of the FTT acquisition. Full year 2019 Adjusted EBITDA of $77.3 million increased 27.8% over full year 2018 Adjusted EBITDA of $60.5 million. Full year 2019 Operating income of $38.0 million increased 24.6% over full year 2018 Operating income of $30.5 million. Full year 2019 Adjusted EPS of $0.34 increased 41.7% over 2018 Adjusted EPS of $0.24 and 2019 Net income of $12.5 million increased 457.1% from 2018 Net loss of $3.5 million. GAAP EPS was $0.11 for full year fiscal 2019.

For full year 2019, Kratos’ Unmanned Systems Division (KUSD) reported Revenues of $161.4 million, an increase of $28.5 million, or 21.4%, over full year 2018 Revenues of $132.9 million, and Adjusted EBITDA of $13.3 million, an increase of 22.0% over 2018 full year Adjusted EBITDA of $10.9 million. Full year KUSD Operating Income of $6.1 million increased 19.6% over 2018 Operating Income of $5.1 million. KUSD’s book-to-bill ratio for the last twelve months ended December 29, 2019 was 1.3 to 1. Total backlog for KUSD at the end of the 2019 fourth quarter was $152.9 million.

For full year 2019, Kratos’ Government Solutions Division (KGS) reported Revenues of $556.1 million, an increase of 14.6% over full year 2018 Revenues of $485.1 million. Excluding the impact of the FTT acquisition, which contributed $52.5 million to full year 2019 revenues, KGS Revenues increased organically 3.8%, or $18.5 million, from full year 2018, reflecting revenue growth across all divisions, however, our Space and Satellite business, experienced expected lower volumes in revenues and increased margins as a result of the ongoing transition from a hardware to software solution. Full year 2019 KGS Adjusted EBITDA of $64.0 million increased 29.0% over full year 2018 Adjusted EBITDA of $49.6 million and full year 2019 KGS Operating Income of $45. 2 million increased 27.3% from full year 2018 Operating Income of $35.5 million.

For the fourth quarter of 2019, Kratos reported bookings of $177.5 million and a book-to-bill ratio of 1.0 to 1.0, with bookings of $718.7 million in the last twelve months and a book-to-bill ratio of 1.0 to 1.0. Backlog at December 29, 2019 was $601.2 million. Kratos’ bid and proposal pipeline increased in 2019 by $1 billion, from $6.7 billion at December 30, 2018 to approximately $7.7 billion, at December 29, 2019.

For full year 2019, cash generated from operations was $28.9 million, and Free Cash Flow generated from operations was $2.6 million, after capital expenditures of $26.3 million. Net leverage ratio as of December 29, 2019 was 1.6 to 1, computed as net debt of $122.5 million over trailing twelve months Adjusted EBITDA of $77.3 million. Cash flow from operations in 2019 was impacted by the delay of certain expected contract milestone receipts on a Training Solutions program.

Eric DeMarco, Kratos’ President and CEO, said, “Over the past few months, Kratos’ Unmanned Systems business made important progress, including the successful initial flight of the Gremlin UAS, the fourth successful flight of the Valkyrie and tactical UAS system payload integration, missionizing and operational planning now underway. Though the three-month Continuing Resolution Authorization (CRA) that began the 2020 fiscal year, along with the now addressed Valkyrie recovery system anomaly delayed Kratos’ previous Valkyrie program plans, we understand that there is now funding in place, we have clarity on expected contract awards and we are working towards our initial anticipated production and system orders. As a result of the related clarity we now have, in coordination with the XQ-58 Valkyrie stakeholders and our expectation for contract awards, we have initiated the production plan for 12 Valkyries, with these aircraft deliveries expected to begin early next year.

Mr. DeMarco continued, “In addition to Kratos’ Valkyrie and Gremlins programs, which are just two examples of our large and growing customer funded tactical drone portfolio, we also are seeing increased and accelerating interest in Kratos’ other tactical drone systems. As we begin 2020, we expect Kratos’ affordable, high performance tactical drones to be key elements of several new DoD programs and initiatives, including Skyborg, Advanced Battle Management System or ABMS and Vanguard.”

Mr. DeMarco concluded, “Today approximately 25% of Kratos business is in unmanned systems, 30% in space and satellite communications and 45% in C5ISR, including microwave electronics and electronic warfare, training solutions, missile systems, missile defense, radars, hypersonic systems and turbine technologies. We believe that Kratos is clearly aligned with the U.S National Defense Strategy as most recently reflected in the 2020 DoD budget request and five year defense plan.”

Financial Guidance

Kratos is providing first quarter 2020 financial guidance of Revenues of $160 to $170 million, and Adjusted EBITDA of $12 to $15 million. Kratos is providing initial full year 2020 financial guidance for Revenues of $740 to $780 million, Adjusted EBITDA of $72 to $78 million, cash flow from operations of $30 to $50 million and Free Cash Flow generation of $7 million to a use of $18 million, including capital expenditures of $43 to $48 million (See Valkyrie discussion below). Kratos’ full year 2020 initial financial guidance forecasts a revenue and Adjusted EBITDA trajectory similar to prior years, with the first fiscal quarter being the lowest of the fiscal year, with sequential quarterly increases thereafter.

Kratos’ initial 2020 financial guidance reflects full year 2020 over 2019 organic revenue growth for every Kratos business unit except Training Solutions, which we are currently guiding for an approximate $40 million fiscal 2019 to 2020 revenue decrease, primarily as a result of a previously disclosed ongoing contract protest and/or modification situation. We will adjust our financial forecast as appropriate as this protest/contract situation evolves. A forecasted reduction in operation tempo from 2019 activity on this project is also reflected in the first quarter 2020 guidance.

Kratos’ first quarter and fiscal 2020 revenue guidance also reflects an expected continued decrease of approximately $10 million related to the Company’s legacy government services business.

Kratos’ initial fiscal year 2020 guidance excludes any potential contribution from expected Valkyrie or other tactical drone production or system contracts, with expected orders to be taken into consideration and our financial forecast adjusted once such contracts/orders are received and related financial contribution can be estimated.

The 2020 capital expenditure forecast currently includes expected outlays of $15 to $17 million associated with production of 12 Valkyrie aircraft prior to receipt of expected customer production award(s) and therefore reflected as Company-owned tactical drones until receipt of customer award, and approximately $5 million related to production of Company-owned aerial target drone systems in preparation of fulfilling forecasted customer requirements. Kratos will adjust/reduce these initial forecasted capital expenditure outlays once expected customer orders are received and the related financial contribution can be estimated.

Kratos recently won and received a new, approximately $50 million C5ISR single award contract, which we have currently excluded from our initial 2020 financial guidance due to a competitor’s protest, which situation is ongoing. We will adjust our financial forecast as appropriate as this protest/contract situation evolves.

Management will discuss the Company’s fourth quarter and fiscal year 2019 financial results, as well as its initial first quarter and full year 2020 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 7380045. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises.  Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its first quarter and full year 2020 revenue and Adjusted EBITDA, its expected revenue and Adjusted EBITDA trajectory for 2020, full year 2020 capital expenditures and ability to generate positive cash flow from operations and positive free cash flow in 2020, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, the Company’s expectation of ramp on projects, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, including the magnitude and timing of funding and expected contract awards related to the Company’s Valkyrie program and other new tactical unmanned programs, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2019, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes but is not limited to restructuring costs, acquisition and transaction related items, legal related items and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations and Adjusted EBITDA related to our KUSD and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes income (loss) from discontinued operations, non-cash intangible amortization expense, as the Company has historically been acquisitive, non-cash amortization of capitalized contract and development costs, non-cash stock-based compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, including legal fees, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carry forwards of over $300 million. Kratos believes that reporting adjusted earnings per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018

Service revenues	$65.5	$52.8	$272.6	$200.7
Product sales	119.6	111.6	444.9	417.3
Total revenues	185.1	164.4	717.5	618.0
Cost of service revenues	49.2	37.4	192.0	137.8
Cost of product sales	87.5	81.5	335.5	310.5
Total costs	136.7	118.9	527.5	448.3
Gross profit - service revenues	16.3	15.4	80.6	62.9
Gross profit - product sales	32.1	30.1	109.4	106.8

Total gross profit	48.4	45.5	190.0	169.7

Selling, general and administrative expenses	29.4	28.4	117.6	110.9
Acquisition and restructuring related items	1.0	0.3	3.2	3.8
Research and development expenses	5.0	4.0	18.0	15.6
Depreciation	1.5	0.6	5.8	3.0
Amortization of intangible assets	2.2	1.4	7.4	5.9
Operating income	9.3	10.8	38.0	30.5
Interest expense, net	(5.4)	(5.0)	(21.6)	(20.8)
Other income (expense), net	0.4	(0.4)	(0.7)	(1.0)
Income from continuing operations before income taxes	4.3	5.4	15.7	8.7
Provision for income taxes from continuing operations	1.0	0.2	4.8	4.6
Income from continuing operations	3.3	5.2	10.9	4.1
Income (loss) from discontinued operations, net of income taxes	(0.7)	(0.5)	1.7	(7.6)
Net income (loss)	$2.6	$4.7	$12.6	$(3.5)
Less: Net income (loss) attributable to noncontrolling interest	(0.4)	—	0.1	—
Net income (loss) attributable to Kratos	$3.0	$4.7	$12.5	$(3.5)

Basic income (loss) per common share attributable to Kratos:
Income from continuing operations	$0.03	$0.05	$0.10	$0.04
Income (loss) from discontinued operations	—	—	0.02	(0.07)
Net income (loss)	$0.03	$0.05	$0.12	$(0.03)

Diluted income (loss) per common share attributable to Kratos:
Income from continuing operations	$0.03	$0.05	$0.10	$0.04
Income (loss) from discontinued operations	—	(0.01)	0.01	(0.07)
Net income (loss)	$0.03	$0.04	$0.11	$(0.03)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	106.7	103.9	106.0	103.8
Diluted weighted average common shares outstanding	109.9	106.6	109.2	106.1

Adjusted EBITDA (1)	$20.2	$18.0	$77.3	$60.5

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items.  The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018

Net income (loss) attributable to Kratos	$3.0	$4.7	$12.5	$(3.5)
Loss (income) from discontinued operations, net of income taxes	0.7	0.5	(1.7)	7.6
Interest expense, net	5.4	5.0	21.6	20.8
Provision for income taxes from continuing operations	1.0	0.2	4.8	4.6
Depreciation (including cost of service revenues and product sales)	4.4	2.9	16.0	12.0
Stock-based compensation	2.8	2.1	11.0	7.2
Foreign transaction (gain) loss	(0.1)	0.5	1.2	1.2
Amortization of intangible assets	2.2	1.4	7.4	5.9
Amortization of capitalized contract and development costs	0.2	0.3	1.2	0.9
Acquisition and restructuring related items and other	1.0	0.4	3.2	3.8
Plus: Net income (loss) attributable to noncontrolling interest	(0.4)	—	0.1	—

Adjusted EBITDA	$20.2	$18.0	$77.3	$60.5

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
Acquisition and transaction related items	$0.4	$—	$2.3	$—
Restructuring costs	—	0.3	0.3	1.0
Legal related items	0.6	0.1	0.6	2.8

	$1.0	$0.4	$3.2	$3.8

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
Revenues:
Unmanned Systems	$38.3	$36.2	$161.4	$132.9
Kratos Government Solutions	146.8	128.2	556.1	485.1
Total revenues	$185.1	$164.4	$717.5	$618.0

Operating income (loss)
Unmanned Systems	$0.5	$1.3	$6.1	$5.1
Kratos Government Solutions	12.0	11.6	45.2	35.5
Unallocated corporate expense, net	(3.2)	(2.1)	(13.3)	(10.1)
Total operating income	$9.3	$10.8	$38.0	$30.5

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
Unmanned Systems	$2.9	$2.9	$13.3	$10.9
% of revenue	7.6%	8.0%	8.2%	8.2%
Kratos Government Solutions	17.3	15.1	64.0	49.6
% of revenue	11.8%	11.8%	11.5%	10.2%
Total Adjusted EBITDA	$20.2	$18.0	$77.3	$60.5
% of revenue	10.9%	10.9%	10.8%	9.8%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 29,	December 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$172.6	$182.7
Restricted cash	—	0.3
Accounts receivable, net	264.4	237.4
Inventoried costs	61.1	46.8
Prepaid expenses	9.4	8.9
Other current assets	11.4	10.3
Current assets of discontinued operations	3.3	8.3
Total current assets	522.2	494.7
Property, plant and equipment, net	116.9	67.1
Operating lease right-of-use assets	42.1	—
Goodwill	455.6	425.7
Intangible assets, net	39.5	16.1
Other assets	9.7	6.5
Total assets	$1,186.0	$1,010.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53.8	$46.6
Accrued expenses	32.7	38.1
Accrued compensation	37.1	33.5
Accrued interest	1.6	1.6
Billings in excess of costs and earnings on uncompleted contracts	34.3	34.9
Current portion of operating lease liabilities	9.9	—
Other current liabilities	10.0	4.7
Other current liabilities of discontinued operations	3.3	5.3
Total current liabilities	182.7	164.7
Long-term debt, net of current portion	295.1	294.2
Operating lease liabilities, net of current portion	37.6	—
Other long-term liabilities	78.7	25.5
Other long-term liabilities of discontinued operations	2.8	6.4
Total liabilities	596.9	490.8
Commitments and contingencies
Redeemable noncontrolling interest	15.0	—
Stockholders’ equity:
Additional paid-in capital	1,286.5	1,244.5
Accumulated other comprehensive loss	(0.4)	(0.7)
Accumulated deficit	(712.0)	(724.5)
Total Kratos stockholders’ equity	574.1	519.3
Total liabilities and stockholders’ equity	$1,186.0	$1,010.1

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 29,	December 30,
	2019	2018
Operating activities:
Net income (loss)	$12.6	$(3.5)
Less: income (loss) from discontinued operations	1.7	(7.6)
Income from continuing operations	10.9	4.1
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	23.4	17.9
Amortization of lease right-of-use-assets	11.7	—
Deferred income taxes	(4.9)	(0.4)
Stock-based compensation	11.0	7.2
Amortization of deferred financing costs	1.0	1.0
Provision for doubtful accounts	(0.2)	1.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(11.6)	8.2
Unbilled receivables	(1.6)	(35.9)
Inventoried costs	(4.6)	2.0
Prepaid expenses and other assets	(0.6)	3.4
Operating lease liabilities	(6.3)	—
Accounts payable	4.8	12.2
Accrued compensation	1.7	3.3
Accrued expenses	(6.4)	(1.7)
Accrued interest	(0.1)	(0.1)
Billings in excess of costs and earnings on uncompleted contracts	(2.4)	(6.9)
Income tax receivable and payable	1.8	0.2
Other liabilities	1.3	1.8
Net cash provided by operating activities from continuing operations	28.9	18.1
Investing activities:
Cash paid for acquisitions, net of cash acquired	(17.7)	(2.9)
Capital expenditures	(26.3)	(22.6)
Proceeds from the sale of assets	0.3	66.0
Net cash provided by (used in) investing activities from continuing operations	(43.7)	40.5
Financing activities:
Debt issuance costs	—	(0.1)
Expenses from the issuance of common stock	—	(1.1)
Repayment of debt	—	(0.8)
Payments under finance leases	(0.5)	—
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	4.0	3.7
Net cash provided by financing activities from continuing operations	3.5	1.7
Net cash flows from continuing operations	(11.3)	60.3
Net operating cash flows of discontinued operations	1.1	(7.7)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.5)
Net increase (decrease) in cash and cash equivalents	(10.4)	52.1
Cash, cash equivalents and restricted cash at beginning of period	183.0	130.9
Cash, cash equivalents and restricted cash at end of period	$172.6	$183.0

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
Income from continuing operations before taxes	$4.3	$5.4	$15.7	$8.7
Add: Amortization of intangible assets	2.2	1.4	7.4	5.9
Add: Amortization of capitalized contract and development costs	0.2	0.3	1.2	0.9
Add: Stock-based compensation	2.8	2.1	11.0	7.2
Add: Foreign transaction (gain) loss	(0.1)	0.5	1.2	1.2
Add: Acquisition and restructuring related items and other	1.0	0.4	3.2	3.8
Adjusted income from continuing operations before income taxes	10.4	10.1	39.7	27.7

Estimated cash tax provision	0.7	0.3	3.0	1.8
Adjusted income from continuing operations	$9.7	$9.8	$36.7	$25.9

Adjusted income from continuing operations per diluted common share	$0.09	$0.09	$0.34	$0.24

Weighted average diluted common shares outstanding	109.9	106.6	109.2	106.1

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